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                                                                   EXHIBIT 10.20



                        DEFERRED COMPENSATION AGREEMENT

                         FOR OFFICERS OR KEY EXECUTIVES

                            OF THE COCA-COLA COMPANY

         THIS AGREEMENT, made and entered into this ____ day of _______________, 199__, by and between The Coca-Cola Company, a Delaware corporation (the "Company") and ___________________ of _____________,
____________ (the "Executive").

         WHEREAS, the Company and the Executive desire to enter into a deferred compensation agreement (the "Agreement"), effective _________ __, 199__;

         NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

         1. Deferral. Effective __________________, the Company will credit _______ Dollars ($____________) per month of the Executive's salary to a deferred account (the "Deferred Account") pursuant to this Agreement and will reduce the amount of the Executive's salary currently paid to him in such month by the amount of such credit. The Deferred Account will be subject to the following terms and conditions:

                 (a) Beginning _________ ___, 19__ and at the end of every calendar quarter thereafter (and, upon payment in accordance with subparagraph 1(b) hereof) so long as there is a balance in the Deferred Account, the Company will credit to the Deferred Account an additional amount equal to the average daily balance of the Deferred Account during such calendar quarter (or, in the event of payment under subparagraph 1(b) hereof, the average daily balance of the Deferred Account during the period commencing on the first day of the calendar quarter during which such payment is made and ending on the date of such payment) times a percentage rate equal to the Applicable Federal Rate (as defined in regulations promulgated under Section 14 of the Securities Exchange Act of 1934) plus __ basis points times a fraction, the numerator of which is the number of days which have elapsed since the end of the immediately preceding calendar quarter and the denominator of which is 365.

                 (b) Within sixty (60) days of Executive's death, disability (within the meaning of Section 22(e) of the
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         Internal Revenue Code of 1986, as amended) or on April 1 of the year following the Executive's retirement, the entire amount of the Deferred Account, including additional amounts credited thereto in accordance with subparagraph 1(a) hereof, will be paid to Executive or to such other person or persons as shall have been designated pursuant to paragraph 2 of this Agreement.

         2. Designation of Beneficiary. Any and all payments which may fall due hereunder after the death of the Executive shall be paid to such person or persons as shall have been designated in writing by the Executive prior to the time of his death, provided that such designation has been filed with the Office of the Secretary of the Company. In the event the Executive should fail to make such designation, then any and all such payments shall be made to the personal representative of the Executive. The receipt of any person who has furnished the Company with evidence of his or her authority to receive payments under this paragraph shall be a full and complete release to the Company of all obligations in respect to such payments.

         3. Assignment. The right of the Executive or any other person to the payment of benefits under this Agreement shall not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution. Neither the Executive nor his estate shall under any circumstances have any option or right to require payments hereunder otherwise than in accordance with the terms hereof and after the terms and conditions herein expressed have been met.

         4. Segregation of Assets. The establishment of the Deferred Account on the books of the Company and the maintenance of the Deferred Account in accordance with the provisions of this Agreement shall not require the Company to set aside or segregate any of its assets, and the Executive's position shall be that of a general creditor.

         5. Termination. The Executive may terminate this Agreement as to future deferrals by delivering written notice to the Secretary of the Company prior to the beginning of the calendar quarter in which such deferrals shall cease; however, past deferrals and the election to make such deferrals prior to the beginning of such quarter shall be irrevocable and amounts so deferred can be paid out only in accordance with paragraph 1 hereof.

         6. Waiver. All waivers must be in writing, and the waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.


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         7.      Severability.  If any term, covenant or condition of this
Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such terms, covenants and conditions to persons or circumstances, other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

         8. Governing Law. This Agreement shall be interpreted, construed and governed according to the laws of the State of Georgia.

         IN WITNESS WHEREOF, the Company has hereunto caused this Agreement to be executed and sealed by its duly authorized officer, and the Executive has hereunto set his hand and seal, all being done in duplicate originals with one original being delivered to each party on the day and year first above written.

                                           THE COCA-COLA COMPANY

                                           By: _________________________________

                                           Title: ______________________________

         [Corporate Seal]

Attest:

_______________________________
           Secretary


                                           _______________________________(SEAL)
                                                      Executive







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